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                                                                 Exhibit 10.12


                       AMENDED AND RESTATED LETTER AGREEMENT

                                                            September 14, 1999



Snap! LLC
1 Beach St.
San Francisco, CA 94133

Attn: Chief Operating Officer


Dear Sir or Madam:

     Bank of America, N.A. (the "Bank") is pleased to make available to Snap! LLC (the "Borrower") the following facilities subject to the following terms and conditions:

I.   Definitions.

          BUSINESS DAY: means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, San Francisco or Los Angeles are authorized or required by law to close and, if the applicable such Business Day relates to (a) any Offshore Rate Loan, also means such a day on which dealings are carried on in the applicable offshore dollar interbank market, (b) a foreign domestic currency advance, also means such a day on which dealings are carried on at the office(s) of the Bank in the country of such currency, and (c) an SBLC, also means such a day on which dealings are carried on at the office of the Bank where such SBLC is to be issued.

          BASE RATE: A floating rate equal to the higher of (a) the rate as publicly announced from time to time by Bank of America NT&SA as its "Reference Rate" or (b) the Federal Funds Rate plus 0.5%.

          REFERENCE RATE: means the higher of: (a) the rate of interest publicly announced from time to time by Bank in San Francisco, California, as its "reference rate." It is a rate set by Bank based upon various factors including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and (b) one-half percent per annum above the latest 3-week moving average of secondary market morning offering rates in the United States for 3-month certificates of deposit of major U.S. money market banks, determined by Bank weekly and adjusted to the nearest basis point. Any change in the reference rate announced by Bank shall take effect at the opening of business on the day specified in the public announcement of such change.


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          LIBOR:  The London Interbank Offered Rate for 1-, 3-, 6-month (each, an "Interest Period") dollar deposits for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Market screen as of 11:00 a.m. London time two Business Days prior to the first day of the Interest Period, adjusted for reserve requirements.

II.  FACILITIES:

     A. The aggregate principal amount of all advances PLUS the undrawn and the drawn and unreimbursed amount of all standby letters of credit (each, a "SBLC" and any extensions of credit outstanding under the Guidance Lines (as described and defined below)), outstanding under this revolving facility of credit may not exceed at any one time $55,000,000 (the "Commitment").

     B. In addition, the Bank may agree from time to time, in its sole discretion, to extend credit to the Borrower in support of (i) the Borrower's payroll activities and (ii) the Borrower's business credit cards with the Bank (the "Guidance Lines"). Outstandings under the Guidance Lines shall in no event exceed $275,000 and $300,000, respectively, and shall reduce availability under the Commitment in the amount of such outstandings. Outstandings under the Guidance Lines shall bear interest and be repaid in accordance with the terms to be agreed upon by the Bank and the Borrower.

III. AVAILABILITY:

     A. LIBOR advances with interest periods of one, three or six months and Base Rate advances.

     B. SBLCs with up to two-year expiration dates or, at Bank's sole discretion, longer maturities.

     C. Extensions of credit shall be available hereunder until June 15, 2001 (the "Termination Date"). Advances made under this facility shall mature no later than July 15, 2001. SBLCs issued under this facility with fixed expiration dates shall expire no later than July 15, 2000 or, at Bank's sole discretion, a later expiration date.

     D. Each LIBOR advance shall be repaid in full on the last day of its respective interest period. Base Rate advances shall be payable monthly. All drawings on SBLCs shall be reimbursed immediately on demand.

     E. Principal, interest and all other sums due Bank hereunder shall be evidenced by entries in records maintained by Bank. In addition, Bank may at any time, in its discretion, require the Borrower to sign one or more promissory notes in the form annexed hereto as Attachment 1 as further evidence of


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          such indebtedness.  The Borrower's Obligations with respect to SBLCs issued hereunder shall be set forth in Attachment 2.

     F. Bank shall apply partial payments and credits first to accrued interest, next to any charges and fees due, and then to outstanding principal balances.

     G. The exact duration of interest periods shall be subject to the customs and practices of the LIBOR interbank funding markets.

     H. Advances (other than under the Guidance Lines) shall be in minimum amounts of $500,000 and increments of $100,000.

     I. Advances under the Guidance Lines shall be available at the discretion of the Bank and subject to interest, maturity and other terms and conditions to be agreed upon between the Bank and the Borrower at the time of each request for an extension of credit.

III. PRICING:

     A. with respect to Base Rate Advances, the Base Rate, payable on the date payment of such Advance is due;

     B. with respect to LIBOR Advances, LIBOR plus 0.25% per annum, payable on the last day of the Interest Period for such Advance.

     C. Fees on Standby Letters of Credit shall accrue 25 basis points per annum ($450 minimum).

          Fees on Standby Letters of Credit shall be payable quarterly in advance. Minimum fees shall be payable in full in advance.

     D. The Borrower shall pay a commitment fee of 10 basis points per annum on the daily average unutilized portion of the Commitment for the period commencing on the date this letter is executed by the Borrower and ending on the Termination Date, payable quarterly in arrears and on the Termination Date.

     E. All LIBOR interest and commissions shall be calculated on the basis of a year of 360 days and actual days elapsed which results in greater interest and higher commissions than if a 365 day were used. All Base Rate interest shall be calculated on the basis of a year of 365/366 days and actual days elapsed.

     F. Any amount not paid when due, including reimbursement obligations under any Letter of Credit, shall bear interest at a rate per annum equal to the sum of the Base Rate plus two (2) percentage points.


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     G.   Advances under the Guidance Lines shall be available at the discretion of the Bank and subject to interest, maturity and other terms and conditions to be agreed upon between the Bank and the Borrower at the time of each request for an extension of credit.

IV.  Conditions for use of Facility:

     A. INITIAL EXTENSION OF CREDIT. As a condition precedent to the first use of this facility, the Bank must have received:

          1. A corporate resolution to borrow and an incumbency certificate (or equivalent) of the Borrower in form and substance satisfactory to Bank.

          2. A Continuing Guaranty in form and substance satisfactory to Bank, duly executed by General Electric Company ("General Electric");

          3. A corporate resolution or other appropriate evidence of the authority of the officer(s) executing the Continuing Guaranty on behalf of General Electric, together with an incumbency certificate with respect to the officers signing; and

          4. The Borrower shall have duly executed and delivered this Agreement.

          5. The Borrower shall have paid an upfront fee to the Bank in the amount of $25,000.

     B. AVAILABILITY OF EACH EXTENSION OF CREDIT. As a condition precedent to the each extension of credit, the following conditions precedent must be satisfied:

          1. Advances other than extensions of credit under the Guidance Lines shall be available on any day the Bank is open in San Francisco, California and New York, New York (except Saturdays) upon giving notice before 10:00 a.m. San Francisco time three Business Days prior to requested borrowing date for LIBOR advances and on the same Business Day for Base Rate advances, specifying the amount and length of interest period for such advance;

          2. SBLCs shall be available on any Business Day upon delivering a fully-executed application for standby letter of credit before 10:00 local time one Business Day prior to requested issuance date.

          3. No Event of Default or event which, with the giving of notice or lapse of time would become an Event of Default, shall have occurred and be continuing, and the Borrower's request for an extension of


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               credit hereunder shall be deemed a representation and warranty by the Borrower to such effect as of the date of such extension of credit.

V. INCREASED COSTS. In the event that by reason of any change in applicable law or regulation or in the interpretation thereof by any governmental authority charged with the administration, application or interpretation thereof, or by reason of any requirement or directive (whether or not having the force of law) of any governmental authority:

     A. The Bank should, with respect to this Agreement, be subject to any tax, levy impost, charge, fee, duty, deduction or withholding of any kind whatsoever; or

     B. any change should occur in the taxation of the Bank with respect to the principal or interest payable under this Agreement (other than any change which affects solely the taxation of the total income of the
          Bank); or

     C. any reserve requirements should be imposed on either the commitments to lend or the foregoing claims or dollar deposits of the Bank; or

     D. the amount of capital required to be maintained by the Bank or any corporation controlling the Bank is increased as a result of the Bank's obligations under this Note;

     and if any of the above-mentioned measures should result in an increase in the cost to the Bank of making or maintaining its loans or commitments to lend hereunder or a reduction in the amount of principal or interest received or receivable by the Bank in respect thereof, then upon prompt written notification and demand being made by the Bank for such additional cost or reduction, the Borrower shall pay to the Bank, upon demand being made by the Bank, such additional cost or reduction; provided, however, that the Borrower shall not be responsible for any such cost or reduction that may accrue to the Bank with respect to the period between the occurrence of the event which gave rise to such cost or reduction and the date on which notification if given by the Bank to the applicable Borrower. Upon receipt of such notification, the Borrower will pay such additional costs as may be applicable to the period subsequent to notification or prepay in full all loans outstanding under this Agreement so affected by such additional costs, together with interest and fees accrued thereon to the date of prepayment in full.

VI.  DEFAULT.  If any of the following events ("Events of   Default") shall
     occur:

     A. The Borrower fails to pay (1) any principal to Bank when due and payable or (2) any interest, fee or other sum to Bank within 3 Business Days when due and payable; or


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     B.   The representation or warranty made by the Borrower to Bank in any documents or agreements relating to this facility proves to be in any material sense false or misleading; or

     C. The Borrower fails to comply with any other condition, covenant or obligation contained herein or in any agreements or instruments related hereto; or

     D. Any default occurs under any agreement involving the extension of credit to which the Borrower may be obligated as borrower or guarantor (if such default gives the holder of the obligation the right to accelerate the indebtedness); or

     E. Neither General Electric Company nor NBC Inc. owns either directly or indirectly at least 12% of the Borrower; or

     F. Any guaranty or other agreement or instrument required hereunder is terminated, breached or ceases to be effective; or

     G. Any bankruptcy, reorganization, arrangement, insolvency, dissolution or similar proceeding is instituted by or against the Borrower under the laws of any jurisdiction;

THEN, the Bank may (i) declare any Commitment by the Bank to extend additional credit hereunder to be terminated, whereupon any such Commitment shall be terminated, (ii) declare all sums outstanding hereunder or under any instrument executed in connection herewith to be immediately due and payable together with all interest thereon, and/or (iii) require the Borrower to deposit with the Bank as cash collateral for application against drawings under outstanding SBLCs, an amount equal to the face amount of all such undrawn SBLCs (and the Borrower hereby grants a security interest to the Bank in any such account(s) established by the Bank for such purpose to secure reimbursement obligations hereunder), all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; PROVIDED, HOWEVER, that upon the occurrence of any event specified in paragraph G above, any Commitment by the Bank to extend additional credit hereunder shall automatically terminate, all sums outstanding hereunder or under any instrument executed in connection herewith shall become immediately due and payable together with all interest thereon, and the Borrower shall be obligated to deposit with the Bank as cash collateral for application against drawings under outstanding SBLCs, an amount equal to the face amount of all such undrawn SBLCs, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

VII. Miscellaneous.

     A. The Borrower shall pay Bank, on demand, all reasonable out-of-pocket expenses and legal fees (including the allocated cost of internal legal


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          services and all disbursements of internal counsel) incurred by Bank in connection with the enforcement of this agreement and any instruments or agreements executed in connection with this agreement. The Borrower shall also pay legal fees associated with the preparation of this document (not to exceed $5,000).

     B. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, to the jurisdiction of whose courts, both state and federal all signatories hereto submit.

     C. Except as may be specifically provided herein, this letter supersedes all prior agreements and oral negotiations with respect to the subject matter of this letter. This agreement is not assignable by the Borrower or the Bank, except in the latter case, with the consent of the Borrower, which shall not be unreasonably withheld.

     D. All payments to Bank shall be made at its Global Payments Operations, 1850 Gateway Ave., Concord, California 94520 in same day funds to ABA #121000358.

     E. No delay or omission by Bank to exercise any right under this letter or under any document related hereto shall impair such right, nor shall it be construed as a waiver thereof. No waiver of any breach or default shall be deemed a waiver of any subsequent breach or default. Any waiver, consent or approval under this letter must be in writing to be effective.

     F. Section headings in this letter are for reference only and shall not affect the interpretation of any provision of this letter.

     This Amended and Restated Letter Agreement replaces that certain Letter Agreement dated as of August 25, 1998 between SNAP! LLC and Bank of America National Trust and Savings Association and acknowledged and agreed by General Electric Company, as amended and restated on April 27, 1999, further amended and restated on May 11, 1999, and further amended and restated on June 25, 1999.


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     Please indicate your acceptance of the foregoing terms and conditions by signing and returning a copy of this letter to my attention no later than September 16, 1999.

                                        Sincerely yours,

                                        BANK OF AMERICA, N.A.



                                        By:   /s/ Lisa B. Choi
                                            ------------------------------------
                                              Lisa B. Choi
                                              Vice President

 Agreed and Accepted:                    Acknowledged and Agreed:

 SNAP! LLC                               GENERAL ELECTRIC COMPANY


 By:     /s/ Andrew P. Hyde              By:     /s/ J. R. Bunt
       ------------------------------          ------------------------------
 Title: Chief Financial Officer          Title: Vice President and Treasurer
       ------------------------------          ------------------------------
 Date:  September 15, 1999               Date:
       ------------------------------          ------------------------------


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                                     SNAP! LLC
                                  PROMISSORY NOTE



U.S.$ 55,000,000                                       DATE:  September 14, 1999



For value received SNAP! LLC (the "Borrower") hereby promises to pay to the order of Bank of America National Trust and Savings Association (the "Bank") at North America Division Corporate Services (1233), 1850 Gateway Boulevard, Concord, California 94520, or such other place as the Bank may from time to time designate, in lawful money of the United States of America, the total unpaid principal amount advanced by the Bank from time to time to or for the benefit of or at the request of the Borrower from and after the date of this Note through July 15, 2001, together with any interest thereon at the times and at the rates specified in the Amended and Restated Letter Agreement between the Bank and the Borrower dated September 10, 1999. No advance shall be made under this Note if, as a result of such advance, the total principal amount outstanding under this Note plus the total principal amount of any standby letter(s) of credit issued pursuant to the Letter Agreement would exceed Fifty-Five Million Dollars (U.S.$55,000,000).

The undersigned waives presentment for payment, protest, notice of protest, and notice of non-payment of this Note.

This Note evidences a borrowing under and is subject to the terms (including, but not limited to, provisions for prepayment and acceleration) of a Letter Agreement dated August 25, 1998 as amended and restated as of April 27, 1999 between SNAP! LLC and Bank of America National Trust and Savings Association, as amended and restated on May 11, 1999, further amended and restated as of June 25, 1999 and further amended and restated on September 14, 1999.


                                        SNAP! LLC


                                        By:        /s/ Andrew P. Hyde
                                                  ------------------------------
                                        Title:     Chief Financial Officer
                                                  ------------------------------

                                        By:        /s/ J. Emerich
                                                  ------------------------------
                                        Title:     Controller
                                                  ------------------------------

                                 GUARANTY

     General Electric Company, a New York corporation, located at 3135 Easton Turnpike, Fairfield, Connecticut (the "Guarantor"), in consideration of the U.S. Dollars Forty-Five Million (U.S. $55,000,000) loan, with a term of three years, made or extended, or to be made or extended by Bank of America, with its principal offices at 555 California Street, San Francisco, California (the "Bank"), to SNAP!LLC, with its principal offices at 1
Beach Street, San Francisco, California (the "Borrower"), a Delaware
Limited Liability Company, and for other good and valuable consideration, hereby unconditionally guarantees to the Bank and its successors and assigns, the full and prompt payment of all obligations and indebtedness of the Borrower when due (whether at maturity, by acceleration or otherwise), under the Promissory Note dated as of September 14, 1999 executed by the Borrower and in favor of the Bank (the "Obligations").

     The liability of the Guarantor hereunder shall be absolute and unconditional, irrespective of (a) any lack of validity or enforceability of the instruments evidencing the obligations; (b) any change in the time, manner or place of payment of, amount of credit available to the Borrower under, or in any other term of, or any other amendment or waiver of or any consent to or departure from any instrument evidencing the Obligations; (c) any change in the name, capital stock or Certificate of Incorporation or bylaws of the Borrower; or (d) any other circumstance which might otherwise constitute a defense available to, or a discharge of the Guarantor in respect of this Guaranty.


     This Guaranty is a guaranty of payment and not of collection.


     The Guarantor hereby waives presentment, demand, protest, and all notices in connection herewith, except as otherwise expressly provided herein. It shall not be necessary for the Bank to exercise any remedy against the Borrower before seeking payment under this Guaranty. This Guaranty shall continue to be effective or be reinstated as the case may be, if at any time any payment of any Obligation is rescinded or otherwise must be returned to the Borrower or the Guarantor due to the bankruptcy or insolvency of the Borrower.

     The Bank shall give the Guarantor prompt written notice of the Borrower's failure to pay all or part of the Obligations, and forthwith upon receipt of such notice, the Guarantor will pay to the Bank the amount due and unpaid by the Borrower, provided however, that the failure of the Bank to give such notice shall not relieve the Guarantor of its obligations hereunder.

     The Guarantor agrees to pay to the Bank all reasonable out-of-pocket costs and expenses paid by the Bank in enforcing this Guaranty.

     This Guaranty shall be governed and construed under the laws of the State of New York. The Guarantor hereby waives its right to jury trial with respect to any matter arising out of or related to this Guaranty.

     IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed as of the 14th day of September, 1999.


                                       GENERAL ELECTRIC COMPANY

                                       By: /s/ J.R. Bunt
                                          --------------------------
                                          J.R. Bunt
                                          Vice President & Treasurer